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Exhibit 99.1

For:	Duane Reade Inc.
Approved By:	John Henry (212) 273-5746 SVP—Chief Financial Officer
Contact:	Cara O'Brien/Lila Sharifian Press: Stephanie Sampiere (212) 850-5600 Financial Dynamics

FOR IMMEDIATE RELEASE

DUANE READE INC. REPORTS THIRD QUARTER AND NINE MONTH
SALES AND EARNINGS RESULTS

~ Company Posts Third Quarter and Nine Month Diluted EPS of $0.08 and $0.37 Respectively ~

        New York, New York, October 23, 2003—Duane Reade Inc. (NYSE: DRD) today reported sales and earnings for the third quarter and nine months ended September 27, 2003.

THIRD QUARTER RESULTS

        As previously announced, net sales increased 8.3% to $338.6 million, with pharmacy sales increasing 13.5% and comprising 43.9% of net sales. Same-store sales increased 3.0%, reflecting an 8.6% increase in pharmacy same-store sales and a 1.1% decline in front-end same-store sales. Sales were adversely impacted by sustained economic weakness in the metro New York market, the Northeast power outage in August, and reduced pharmacy sales growth. Lower pharmacy sales growth was caused by shifts in certain prescriptions to over-the-counter medications, an increased proportion of generic prescriptions filled, declines in demand for hormone replacement medications and an increase in the number of uninsured in the population.

        In line with recently updated guidance, net income for the quarter was $1.9 million, or $0.08 per diluted share, compared to $7.8 million, or $0.32 per diluted share in the previous year. The current year includes a higher effective tax rate of 44.0% compared to an effective tax rate of 38.6% in the prior year. The increased tax provision is attributable to the elimination of certain tax deductions as a result of New York State tax legislation passed earlier this year. The current year's earnings are also adversely impacted by a pre-tax debt retirement charge of $0.7 million versus $0.3 million in the prior year. As previously reported, the August Northeast power outage adversely impacted the third quarter earnings by approximately $0.7 million or $0.03 per diluted share.

        Gross profit margin for the third quarter was 21.3% of sales compared with 23.3% in the same period last year. The decline was primarily attributable to the decrease in higher margin front-end same-store sales, lower pharmacy margins associated with reduced New York State Medicaid reimbursement rates and lower margins on generic medications. In addition, higher store level occupancy expenses as a percentage of sales resulted from lower rates of sales growth and increased New York City real estate taxes that became effective in January 2003. The LIFO charge amounted to $150,000 in the current year compared to $450,000 in last year's third quarter.

        Selling, general and administrative expenses were 16.6% of sales, compared to 15.6% of sales in the previous year. The increase is attributable to a combination of factors including a reduced rate of sales growth, higher litigation related expenses and increased costs of insurance. Interest expense declined to $3.4 million from $3.7 million in the prior year, primarily due to reduced interest rates resulting from the senior debt refinancing completed in July of this year.

—more—

        Pre-opening expenses amounted to $0.2 million, compared to $0.3 million in the same period last year. The Company opened three new stores during the quarter compared to four new store openings and one store closing in the same period last year. As of September 27, 2003, the Company operated a total of 239 stores.

        Commenting on the Company's results, Anthony J. Cuti, Chairman of the Board and Chief Executive Officer, stated, "A generally weak economy and related persistent unemployment continue to challenge overall sales growth. In addition, although our pharmacy sales are performing at levels equal to or greater than our primary competitors, the general industry downturn which has reduced prescription growth rates by 50% was a factor in the greater than anticipated sales shortfall during the third quarter. Moreover, the impact of pharmacy to over-the-counter conversions, coupled with an increased number of uninsured resulting from long-term unemployment in the region, also contributed to the softer than usual pharmacy sales.

        "Despite these setbacks, we believe the approach taken earlier this year to temper growth until external conditions improve, will begin to yield measurable results during 2004. We are confident that Duane Reade remains well positioned to maintain its leadership role in the marketplace and are eagerly awaiting the benefits of a strengthening economy to further leverage this position."

NINE MONTH RESULTS

        Net sales for the 39 weeks ended September 27, 2003 increased 8.9% to $1.027 billion, compared with $943.4 million in the previous year. Pharmacy sales increased 13.8% to $447.8 million, and represented 43.6% of net sales. Front-end sales increased 5.4% to $579.6 million, compared to $549.8 million in the previous year. During the year-to date period, same-store sales increased 2.6%, with a 7.7% increase in same-store pharmacy sales and a 1.1% decline in front-end same-store sales.

        Net income for the first nine months of fiscal 2003 amounted to $9.1 million, or $0.37 per diluted share, compared to $15.4 million, or $0.63 per diluted share, before the cumulative effect of an accounting change last year. The current year earnings include pre-tax debt extinguishment costs of $0.8 million or $0.02 per diluted share. The prior year results include pre-tax debt extinguishment costs of $13.4 million, or $0.33 per diluted share, as well as pre-tax income of $9.4 million, or $0.23 per diluted share, associated with a partial payment of the Company's September 11 World Trade Center business interruption insurance claim. Including the cumulative effect of the accounting change, last year's net income was $6.1 million, or $0.25 per diluted share.

        Gross profit margin was 21.3% of sales, compared to 22.3% in the same period last year. The decline was attributable to the increased proportion of lower margin pharmacy sales, increased first quarter holiday inventory clearance markdowns, lower margins on generic medications and the impact of lower New York State Medicaid prescription reimbursements. Gross margins were also adversely impacted by higher store occupancy costs resulting in part from the aforementioned New York City real estate tax increase. The LIFO provision amounted to $0.5 million in the current year compared to $1.3 million in the same period last year.

        Selling, general and administrative expenses amounted to 16.3% of sales, compared to 15.4% of sales in the previous year. The higher expense ratio is attributable to a reduced rate of same-store sales growth, higher litigation related expenses, higher first quarter promotional and advertising expenses, increased costs associated with the large number of one-hour photo departments added since the same period in the previous year, and increased insurance costs. Interest expense for the year-to-date period was $10.5 million, compared to $14.4 million in the previous year. The reduction was primarily attributable to lower interest rates resulting from the debt restructuring completed in 2002.

—more—

        Cash flow from operating activities for the 39-week period amounted to $29.8 million, or 2.9% of sales, compared to $19.7 million, or 2.1% of sales in the previous year. It is important to note that with respect to the current reporting period, the Company generated approximately $5.7 million of free cash flow in the third quarter.

        During the first nine months of 2003, the Company opened a total of 14 stores and closed three locations, compared with 24 new stores opened and three stores closed in the same period last year. Pre-opening expenses amounted to $0.8 million, compared to $1.6 million in the same period last year.

CURRENT OUTLOOK

        Based on third quarter results and taking into consideration the sustained economic weakness and continued high unemployment throughout the New York metro market, the Company recently provided refined performance estimates for the balance of the year. In line with those recently announced expectations, the Company anticipates fourth quarter sales of approximately $362 to $367 million, reflecting same-store sales growth between 3.3% and 4.3% and diluted earnings per share between $0.17 and $0.22. With respect to the full year, annual sales are estimated to range between $1.389 and $1.394 billion, with same store sales growth between 2.8% and 3.0% and diluted earnings per share between $0.55 and $0.61.

        The Company will hold a conference call today, Thursday, October 23, 2003, at 10:00AM Eastern Time to discuss its financial results for the third quarter of 2003 and to provide its outlook for the current year. A live web cast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com) and the call will be archived on the website until November 6, 2003. Additionally, a replay of the conference call will be available from 12:00PM Eastern Time on October 23, 2003 until 12:00PM Eastern Time on October 27, 2003. The replay can be accessed by dialing (800) 839-3734.

        Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, hosiery, greeting cards, photo supplies and photo finishing. As of September 27, 2003, the Company operated 239 stores. Duane Reade maintains a website at http://www.duanereade.com.

        Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drugstore industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

—Tables Follow—

Duane Reade Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the 13 Weeks Ended		For the 39 Weeks Ended
	Sept 27, 2003	Sept 28, 2002	Sept 27, 2003	Sept 28, 2002
Net sales	$338,630	$312,818	$1,027,398	$943,376
Cost of sales	266,520	240,047	808,124	732,669

Gross profit	72,110	72,771	219,274	210,707

Selling, general & administrative expenses	56,296	48,921	167,130	145,078
Insurance recovery	—	—	—	(9,378)
Depreciation and amortization	8,162	6,874	23,874	20,377
Store pre-opening expenses	154	265	798	1,610

	64,612	56,060	191,802	157,687

Operating income	7,498	16,711	27,472	53,020
Interest expense, net	3,386	3,706	10,452	14,375
Debt extinguishment (1)	707	325	812	13,432

Income before income taxes and cumulative effect of accounting change	3,405	12,680	16,208	25,213
Income taxes	1,499	4,896	7,132	9,837

Income before cumulative effect of accounting change	1,906	7,784	9,076	15,376
Cumulative effect of accounting change, net of income taxes	—	—	—	(9,262)

Net income	$1,906	$7,784	$9,076	$6,114

Net Income (Loss) Per Common Share — Basic (2):
Income before cumulative effect of accounting change	$0.08	$0.32	$0.38	$0.65
Cumulative effect of accounting change, net of income taxes	—	—	—	(0.39)

Net income	$0.08	$0.32	$0.38	$0.26

Weighted average common shares outstanding	24,037	23,948	24,037	23,816

Net Income (Loss) Per Common Share — Diluted (2):
Income before cumulative effect of accounting change	$0.08	$0.32	$0.37	$0.63
Cumulative effect of accounting change, net of income taxes	—	—	—	(0.38)

Net income	$0.08	$0.32	$0.37	$0.25

Weighted average common shares outstanding	24,415	24,424	24,355	24,574

(1)
In accordance with the provisions of FAS 145, gains and losses associated with the extinguishment of debt have been reclassified from "Extraordinary items" to "Debt extinguishment."

(2)
Earnings per share amounts are calculated based on the weighted average shares outstanding and may not add due to rounding.

Duane Reade Inc.
Consolidated Balance Sheets
(In thousands)

	Sept 27, 2003	Dec 28, 2002
	(Unaudited)
Current Assets
Cash	$1,303	$4,183
Receivables (1)	63,125	62,008
Inventories (2)	244,224	220,338
Current Portion of Deferred Taxes	3,514	5,416
Prepaid Expenses and Other Current Assets (3)	20,621	16,006

Total Current Assets	332,787	307,951
Property and Equipment, net	188,668	169,507
Goodwill, net	161,318	160,403
Deferred Taxes	2,685	6,489
Other Assets (4)	89,581	85,173

Total Assets	$775,039	$729,523

Current Liabilities
Accounts Payable	$69,833	$57,776
Accrued Expenses (5)	31,621	29,645
Current Portion of Senior Debt and Capital Leases (6)	412	4,434

Total Current Liabilities	101,866	91,855
Other Liabilities (7)	49,570	42,493
Long Term Debt and Capital Leases (8)	284,660	265,307

Total Liabilities	436,096	399,655

Total Stockholders' Equity	338,943	329,868

Total Liabilities and Stockholders' Equity	$775,039	$729,523

Certain prior year amounts have been reclassified to conform to the current year's presentation.

(1)
Includes third party pharmacy receivables of $35,149 and $33,532 at September 27, 2003 and December 28, 2002, respectively.

(2)
Inventory increase of $23,886 from December 28, 2002 is attributable to the operation of 11 additional stores, combined with the build-up of winter holiday seasonal merchandise.

(3)
Increase in prepaids and other current assets from December 28, 2002 is primarily due to the reclassification of an executive note receivable from non-current to current ($2,673) and an increase in the prepaid portion of the Company's annual insurance premiums, partially reduced by the receipt of insurance settlements related to certain property loss claims.

(4)
Increase in other assets from December 28, 2002 is primarily due to the payment of premiums for an executive split dollar life insurance policy.

(5)
Increase in accrued expenses from December 28, 2002 is primarily due to the timing of payroll cycle cutoffs.

(6)
Decrease in current portion of debt from December 28, 2002 reflects repayment of outstanding term loans resulting from the new asset-based credit agreement entered into by the Company in July 2003.

(7)
Increase in other liabilities from December 28, 2002 is primarily due to the deferred rent impact of new stores added during the year.

(8)
Increase in non-current portion of debt from December 28, 2002 reflects borrowings on the Company's revolving credit facility.

Duane Reade Inc.
Operating Data
(Dollars in thousands)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	Sept 27, 2003	Sept 28, 2002	Sept 27, 2003	Sept 28, 2002
EBITDA (1)	$17,615	$25,465	$57,726	$81,159
EBITDA as a percentage of net sales	5.2%	8.1%	5.6%	8.6%
Capital expenditures	$8,728	$11,141	$34,523	$36,400
Same-store sales growth	3.0%	6.0%	2.6%	5.1%
Pharmacy same-store sales growth	8.6%	13.2%	7.7%	13.8%
Front-end same-store sales growth	-1.1%	1.3%	-1.1%	-0.4%
Pharmacy sales as a % of net sales	43.9%	41.9%	43.6%	41.7%
Third Party sales as a % of pharmacy sales	91.4%	90.0%	91.3%	89.7%
Average weekly prescriptions filled per store (2)	859	842	930	928
Number of stores at end of period			239	221
Retail square footage at end of period			1,684,533	1,563,746
Average store size (sq.ft.) at end of period			7,048	7,076

(1)
As used in this report, EBITDA means earnings before interest, income taxes, depreciation, amortization, extraordinary charges, non-recurring charges and other non-cash items (primarily deferred rents). We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash and unusual charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although security analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles. A reconciliation of EBITDA to both net income and cash flow provided by operating activities is provided on the following page of this release.

(2)
Comparative stores only, does not include new stores.

Duane Reade Inc.
Reconciliation of EBITDA to Net Income and Net Cash Provided by Operating Activities
(Dollars in thousands)
(Unaudited)

	For the 13 Weeks Ended		For the 39 Weeks Ended
	Sept 27, 2003	Sept 28, 2002	Sept 27, 2003	Sept 28, 2002
EBITDA	$17,615	$25,465	$57,726	$81,159
Depreciation and amortization	(8,162)	(6,874)	(23,874)	(20,377)
Deferred rent	(1,955)	(1,880)	(6,380)	(7,762)
Debt extinguishment	(707)	(325)	(812)	(13,432)
Interest expense	(3,386)	(3,706)	(10,452)	(14,375)
Income taxes	(1,499)	(4,896)	(7,132)	(9,837)
Cumulative effect of accounting change, net	—	—	—	(9,262)

Net income	$1,906	$7,784	$9,076	$6,114

Net income	$1,906	$7,784	$9,076	$6,114
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property	5,385	4,625	15,862	13,880
Amortization of goodwill, intangibles and deferred financing costs	3,221	2,792	9,471	7,860
Deferred tax provision	2,889	5,021	5,706	10,248
Cumulative effect of accounting change, net	—	—	—	9,262
Non-cash rent expense and other	2,655	2,204	7,110	10,200
Changes in operating assets and liabilities (net of effect of acquisitions):
Receivables	(890)	2,166	(1,117)	538
Inventories	(11,813)	(15,126)	(22,767)	(16,558)
Accounts payable	9,868	2,345	12,057	(14,581)
Prepaid and accrued expenses	2,970	(2,079)	(259)	299
Other assets/liabilities, net	(407)	(3,746)	(5,375)	(7,597)

Cash provided by operating activities	$15,784	$5,986	$29,764	$19,665

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  Exhibit 99.1
DUANE READE INC. REPORTS THIRD QUARTER AND NINE MONTH SALES AND EARNINGS RESULTS ~ Company Posts Third Quarter and Nine Month Diluted EPS of $0.08 and $0.37 Respectively ~
Duane Reade Inc. Consolidated Statements of Operations (In thousands, except per share amounts) (Unaudited)
Duane Reade Inc. Consolidated Balance Sheets (In thousands)
Duane Reade Inc. Operating Data (Dollars in thousands) (Unaudited)
Duane Reade Inc. Reconciliation of EBITDA to Net Income and Net Cash Provided by Operating Activities (Dollars in thousands) (Unaudited)